Exhibit 10.3

EMPLOYEE OPTIONHOLDER LOCK-UP, UNVESTED STOCK

AND PROTECTIVE COVENANT AGREEMENT

September     , 2022

Fintech Ecosystem Development Corp.

100 Springhouse Drive, Suite 204

Collegeville, PA 19426

Attention: Saiful Khandaker

Ladies and Gentlemen:

The undersigned signatory (the “Employee Optionholder”) of this lock-up, unvested stock and protective covenant agreement (this “Letter Agreement”) understands that Fintech Ecosystem Development Corp., a Delaware corporation (“FEDC”), is entering into the Business Combination Agreement (as the same may be amended from time to time, the “BCA”), dated as of the date hereof, with Monisha Sahni, Rachna Suneja and Ritscapital LLC, a limited liability company organized in the United Arab Emirates, pursuant to which, among other things, FEDC will purchase Mobitech International LLC, a limited liability company organized in the United Arab Emirates (the “Company”), with the Company continuing as a wholly-owned subsidiary of FEDC, upon the terms and subject to the conditions set forth in the BCA and in accordance with applicable law (the “Effective Time”).

The Employee Optionholder acknowledges and agrees that the Employee Optionholder is a key employee of [the Company][DS Finworld Private Limited, which is an Indian wholly owned subsidiary of the Company (“Indian WOS”)], and thus shall indirectly be a wholly owned subsidiary of FEDC after FEDC’s acquisition of the Company. The Employee Optionholder further acknowledges and agrees that the Employee Optionholder has access to valuable confidential and proprietary information of the Company and its affiliates, as well as goodwill and other legitimate business interests of the Company and its affiliates, and the Employee Optionholder will receive substantial benefits from FEDC’s acquisition of the Company and the Employee Optionholder’ continued employment with the FEDC and its subsidiaries (including Indian WOS) following FEDC’s acquisition of the Company. The Employee Optionholder also acknowledges and agrees that the Employee Optionholder’s execution of this Letter Agreement is a material inducement for FEDC to enter into the BCA and to support, vote in favor of and consummate the transactions contemplated by the BCA and is necessary to assure that FEDC receive and retain the full value of the business interests acquired pursuant to the BCA. Therefore, and for other good and valuable consideration, the Employee Optionholder agrees as follows:

1.	Definitions

(a)

“Cause” shall mean (i) the Employee Optionholder’s plea of nolo contendere to, conviction of or indictment for, any crime (x) constituting a felony or (y) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Employee Optionholder’s duties to FEDC and its subsidiaries, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of FEDC and its subsidiaries (including Indian WOS), (ii) conduct of the Employee Optionholder that has resulted, or could reasonably be expected to result, in injury to the business or reputation of FEDC and its subsidiaries, (iii) any material violation of the policies of the FEDC and its subsidiaries, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information; (iv) the Employee Optionholder’s act(s) of negligence or willful misconduct in the course of the Employee Optionholder’s employment or service with FEDC and its subsidiaries; (v) misappropriation by the Employee Optionholder of any assets or business opportunities of FEDC and its subsidiaries; (vi) embezzlement or fraud committed by the Employee Optionholder, at the Employee Optionholder’s direction, or with the Employee Optionholder’s prior actual knowledge; or (vii) willful neglect in the performance of the Employee Optionholder’s duties for FEDC and its subsidiaries or willful or repeated failure or refusal to perform such duties. If, subsequent to the termination of the Employee Optionholder’s employment for any reason other than for Cause, it is discovered that the Employee Optionholder’s employment or service could have been terminated for Cause, the Employee Optionholder’s employment shall, at the discretion of FEDC, be deemed to have been terminated for Cause for all purposes under this Letter Agreement.

(b)	“Competing Business” shall mean any business that operates in the digital banking and payment systems business anywhere in South Asia or the Arabian Peninsula.

(c)

“FEDC Common Stock” shall mean any shares of new FEDC class A common stock as in effect upon the consummation of the merger of Fama Financial Services, Inc., a Georgia corporation (“Fama”) and Rana Financial Inc., a Georgia corporation (“Rana”) pursuant to that certain Business Combination Agreement being entered into on the date hereof among FEDC, Fama, Rana and David Kretzmer.

(d)

“Initial Lock-up Period” shall mean the period commencing upon the Effective Time and ending one (1) year after the Effective Time, provided, however, that the Initial Lock-up Period shall expire if the reported last sale price of FEDC Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least 150 days after the Effective Time.

(e)

“Restricted Period” shall mean the period commencing on the Effective Time and ending on the later to occur of (i) the fifth anniversary of the Effective Time and (ii) the third anniversary of the date on which the Employee Optionholder’s employment with FEDC and its subsidiaries (including Indian WOS) terminates for any reason.

(f)

“Shares” shall mean the shares of (i) FEDC Common Stock owned of record or beneficially by the Employee Optionholder as of the Effective Time, including FEDC Common Stock issued to the Employee Optionholder pursuant to the BCA, plus (ii) FEDC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security owned of record or beneficially by the Employee Optionholder as of the Effective Time, plus (iii) FEDC Common Stock granted or issued by FEDC to the Employee Optionholder following the Effective Time, plus (iv) FEDC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security granted or issued by FEDC to the Employee Optionholder following the Effective Time. For the avoidance of doubt, “Shares” shall not include FEDC Common Stock acquired on the open market.

(g)

“Transfer” shall mean the (i) sale, transfer, hypothecation, pledge, grant of any option to purchase or other disposition of, offer to sell, contract or agreement to sell, transfer, hypothecate, pledge, grant of any option to purchase or otherwise dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any of the Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(h)	“Unvested Stock” shall mean 100% (hundred percent) of the FEDC Common Stock issued to the Employee Optionholder pursuant to the BCA.

(i)

“Vesting Period” shall mean the period from the Effective Time and through the third (3rd) anniversary of the Effective Time during which Unvested Stock is subject to forfeiture as provided in this Letter Agreement.

(j)

“Vested Stock” shall mean the shares of Unvested Stock that have become vested as provided in this Letter Agreement and, except in the event of the Employee Optionholder’s termination of employment for Cause, are no longer subject to forfeiture. Unvested Stock shall become vested and no longer subject to forfeiture in accordance with the following schedule, provided that the Employee Optionholder remains continuously employed by the FEDC and its subsidiaries (including Indian WOS) from the Effective Time through and including the applicable vesting date:

Vesting Date	Percentage of Unvested Stock that becomes Vested Stock
12 months from Effective Date	25%
24 months from Effective Date	25%
30 months from Effective Date	25%
36 months from Effective Date	25%

2.

Treatment of Options. The Employee Optionsholder acknowledges and agrees that (i) the Company adopted the Mobitech Employee Stock Option Plan 2022 (“ESOP Plan”) on or about 7 February 2022; (ii) on      February 2022 the Company addressed a grant letter to the Employee Optionholder (“Grant Letter”), pursuant to which the Employee Optionholder was granted                 options at an exercise price of 1000 AED (“Granted Options”) under the ESOP Plan; (iii) the Grant Letter sets out the details of the Granted Options; (iv) other than the Granted Options, the Employee Optionholder does not hold any subscriptions, options, warrants or other equity appreciation, phantom equity, profit participation or similar rights or securities (including debt securities) convertible into or exchangeable or exercisable for equity securities or other interests in the Company or its subsidiaries, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of law), plans or other agreements of any character providing for the issuance to the Employee Optionholder of additional equity interests, the sale of treasury interests or other equity interests, or for the repurchase or redemption of equity securities or other interests of the Company or its subsidiaries held by the Employee Optionholder and (v) notwithstanding the arrangements contemplated under the Grant Letter to the contrary, at the Effective Time, subject to the Employee Optionholder’s continued employment through the Effective Time, the Granted Options, whether vested or unvested, shall, automatically and without any required action on the part of the Employee Optionholder, be cancelled in consideration for the right of the Employee Optionholder to receive (i) the Employee Optionholder’s “Pro Rata Share” (as defined in the BCA) of the “Closing Payment” (as defined in the BCA) (in excess of 4.166% of the exercise price of the Granted Option) by wire transfer of immediately available funds in accordance with written instructions that the Member Representative (as defined in the BCA) shall have provided to FEDC, and (ii) the Employee Optionholder’s “Pro Rata Share” of the “Equity Consideration” (as defined in the BCA) (with a fair market value in excess of 95.834% of the exercise price of the Granted Option). The Granted Options shall be forfeited in the event the Employee Optionholder’s employment terminates prior to the Effective Time. In consideration for completing the foregoing transactions, the Employee Optionholder irrevocably and unconditionally releases and discharges the Company, FEDC and all of their affiliates from all obligations, covenants and undertakings arising under or in connection with the Granted Options, the Grant Letter and any other ancillary documents, letters or agreements thereto, and waives any and all rights or claims the Employee Optionholder has or may have under or in connection with the Granted Options, the Grant Letter and any other ancillary documents, letters or agreements thereto, whether such obligations, covenants, undertakings, rights or claims arise, accrue and/or are in respect of events occurring, before, upon or after termination. The Employee Optionholder agrees that the Employee Optionholder shall not bring, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted any claim, action, suit or other proceedings against the Company, FEDC or any of their affiliates relating to the Granted Options whether under the Grant Letter or otherwise, in any jurisdiction, other than with respect to the Employee Optionholder’s right to receive the Pro Rata Share of Closing Payment and Equity Consideration as described above.

3.

Lock-up Restrictions. Subject to the exceptions set forth in this Letter Agreement, without the approval of the board of directors of FEDC (the “Board”), Transfers of Shares by the Employee Optionholder shall be restricted as follows:

(a)	The Employee Optionholder shall not Transfer any Shares during the Initial Lock-up Period.

(b)	The Employee Optionholder shall not Transfer any Unvested Stock during the Vesting Period.

(c)

The Employee Optionholder shall not Transfer more than 200,000 Shares during any three (3) month period until the three (3) year anniversary of the Effective Date and shall not Transfer more than 1,000,000 Shares during any three (3) month period thereafter, in each case subject to termination of such restrictions pursuant to clause (d) below.

(d)

Notwithstanding the foregoing, all Transfer restrictions under this Section 3 shall automatically terminate upon the earliest of: (i) the five (5) year anniversary of the Effective Time; or (ii) such date on which FEDC completes a liquidation, merger, stock exchange or other similar transaction that results in all of FEDC’s stockholders having the right to exchange their shares of FEDC Common Stock for cash, securities or other property pursuant to the terms applicable to such transaction.

4.

Forfeiture Provisions. If the Employee Optionholder terminates the Employee Optionholder’s employment with FEDC and its subsidiaries (including Indian WOS), at any time before the Unvested Stock has vested on the applicable vesting date set forth above and become Vested Stock, the Employee Optionholder’s Unvested Stock outstanding on the date of termination of employment shall be automatically forfeited upon such termination of employment. If the Employee Optionholder’s employment with FEDC and its subsidiaries (including Indian WOS) is terminated by FEDC or any of its subsidiaries for Cause at any time before all of the Unvested Stock has vested and become Vested Stock, all of the Employee Optionholder’s Unvested Stock and Vested Stock shall be automatically forfeited upon such termination of employment. The foregoing forfeiture provisions shall automatically terminate upon such date on which FEDC completes a liquidation, merger, stock exchange or other similar transaction that results in all of FEDC’s stockholders having the right to exchange their shares of FEDC Common Stock for cash, securities or other property pursuant to the terms applicable to such transaction. FEDC may issue stock certificates or evidence the Employee Optionholder’s Unvested Stock and Vested Stock by using a restricted book entry account with FEDC’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by FEDC until such time as the forfeiture provisions in this Section 4 cease to apply. On even date herewith, the Employee Optionholder has delivered to FEDC the stock power and assignment, in the form of Exhibit A attached to this Letter Agreement, endorsed in blank, relating to the Unvested Stock.

5.

Permitted Transfers. Notwithstanding the restrictions set forth above, Transfers of Shares shall be permitted (a) by gift to a member of the Employee Optionholder’s immediate family or to a trust, the beneficiary of which is a member of the Employee Optionholder’s immediate family, an affiliate of such individual or to a charitable organization; (b) by virtue of laws of descent and distribution upon death of the Employee Optionholder; (c) pursuant to a qualified domestic relations order; (d) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of FEDC Common Stock or the vesting of stock-based awards; or (e) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of FEDC Common Stock; provided, however, that in the case of clauses (a) through (c), the relevant permitted transferee(s) must enter into a written agreement with FEDC (in form and substance acceptable to FEDC) agreeing to be bound by the transfer restrictions herein (including for the avoidance of doubt this Section 4).

6.	Protective Covenants.

(a)

The Employee Optionholder agrees that, to the extent permitted by law, the Employee Optionholder shall hold in confidence any and all information, whether written or oral, concerning the business of FEDC and its subsidiaries, except to the extent that the Employee Optionholder can show that such information (i) is generally available to and known by the public through no fault of the Employee Optionholder; or (ii) is lawfully acquired by the Employee Optionholder from and after the date hereof from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Employee Optionholder is compelled to disclose any information by judicial or administrative process or by other requirements of law, the Employee Optionholder shall promptly notify FEDC in writing and shall disclose only that portion of such information which the Employee Optionholder is advised by the Employee Optionholder’s counsel should be disclosed. Notwithstanding the foregoing, pursuant to the U.S. Defend Trade Secrets Act of 2016, the Employee Optionholder will not have criminal or civil liability under any U.S. Federal or State trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Employee Optionholder files a lawsuit for retaliation by FEDC or any of its affiliates for reporting a suspected violation of law, the Employee Optionholder may disclose the trade secret to the Employee Optionholder’s attorney and may use the trade secret information in the court proceeding provided that the Employee Optionholder files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(b)

The Employee Optionholder agrees that, during the Employee Optionholder’s employment with FEDC and its subsidiaries (including Indian WOS), the Employee Optionholder will at all times faithfully, industriously, and to the best of the Employee Optionholder’s skills, ability, experience, and talents perform all of the duties required of the Employee Optionholder’s position. In carrying out these duties and responsibilities, the Employee Optionholder shall comply with all FEDC’s and its subsidiaries’ policies, procedures, rules, and regulations, both written and oral, as are announced by FEDC and its subsidiaries from time to time. As part of the Employee Optionholder’s duties, the Employee Optionholder acknowledges and agrees that (i) the Employee Optionholder will devote the Employee Optionholder’s utmost knowledge and best skill to the performance of the Employee Optionholder’s duties, (ii) the Employee Optionholder will devote the Employee Optionholder’s full business time and efforts to the rendition of such services and (iii) the Employee Optionholder shall not engage in any other occupation or activity that creates or could create an actual or potential conflict of interest or in any way interferes with the conduct of the Employee Optionholder’s services as required hereunder or otherwise. The Employee Optionholder acknowledges and agrees that both the Employee Optionholder and FEDC and its subsidiaries (including Indian WOS) shall have the right to terminate the employment relationship at any time for any lawful reason or no reason. The Employee Optionholder acknowledges and agrees that no representative of FEDC or any of its affiliates may verbally change the at will employment relationship.

(c)

The Employee Optionholder acknowledges the competitive nature of FEDC’s and its subsidiaries’ business and accordingly agrees that, during the Restricted Period, the Employee Optionholder shall not, directly or indirectly:

(i)

engage or participate in, or render services to (whether as owner, operator, member, stockholder, manager, consultant, strategic partner, employee or otherwise) any Competing Business; provided, however, that for the purposes of the foregoing, the Employee Optionholder will not be in breach of this Section 6(c)(i) solely by reason of such Employee Optionholder’s ownership, together with that of such Employee Optionholder’s affiliates, of two percent or less of a Competing Business’ voting capital stock if (x) such Competing Business is publicly-traded and (y) the Employee Optionholder and such Employee Optionholder’s affiliates do not directly or indirectly control the operation or management of such Competing Business;

(ii)

solicit for employment, or recruit, engage or hire, as employee, consultant or independent contractor, any employee, consultant or independent contractor of FEDC or any of its subsidiaries, who is or was an employee, consultant or independent contractor of FEDC or any of its affiliates, including the Company, at any time during the Restricted Period;

(iii)

solicit or induce any customer of, or supplier to, the FEDC or any of its subsidiaries, anywhere in the world, in each case, to cease or refrain from doing business with FEDC or its subsidiaries, as applicable; or

(iv)

interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which FEDC or any of its subsidiaries is involved at any time during the Restricted Period with the intent to adversely impact such transaction, agreement, prospective agreement, business opportunity, or business relationship.

(d)

The Employee Optionholder acknowledges and agrees that the restrictions contained in Section 6 are a reasonable and necessary protection of the immediate interests of FEDC and its subsidiaries, and any violation of these restrictions would cause substantial injury to FEDC and its subsidiaries and that FEDC would not have entered into the BCA or this Agreement without receiving the protective covenants contained in Section 6. In the event of a breach or a threatened breach by the Employee Optionholder, or any of the Employee Optionholder’s affiliates or representatives, as applicable, of these restrictions, FEDC will be entitled to seek an injunction restraining the Employee Optionholder or such Employee Optionholder’s affiliate or representative, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting FEDC from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

7.	General.

(a)

The Employee Optionholder hereby represents and warrants that the Employee Optionholder has full right and power, without violating any agreement to which it is bound, to enter into this Letter Agreement.

(b)

Nothing in this Letter this Agreement shall confer upon the Employee Optionholder any right to be retained in the employment of FEDC or any of its subsidiaries (including Indian WOS). Further, nothing in this Letter Agreement shall be construed to limit the discretion of FEDC or any of its subsidiaries to terminate the Employee Optionholder’s employment at any time, with or without Cause.

(c)

If any Transfer prohibited hereunder is made or attempted contrary to the provisions of this Letter Agreement, such purported Transfer shall be null and void ab initio, and FEDC shall refuse to recognize any such purported transferee of the Shares as one of its equity holders for any purpose. In order to enforce this provision, FEDC may impose stop-transfer instructions with respect to the Shares (and permitted transferees under Section 5 and assigns thereof) until the restrictions set forth in Section 3 terminate in accordance with the terms hereof.

(d)	Any certificates which evidence the Shares shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND FORFEITURE RESTRICTIONS AS SET FORTH IN THAT CERTAIN LOCK-UP AND UNVESTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPTED TRANSFER OF SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT.”

(e)

The Employee Optionholder shall be required to pay to FEDC or its subsidiaries, and FEDC and its subsidiaries shall have the right to deduct from any compensation paid to the Employee Optionholder pursuant to this Letter Agreement, the amount of any required withholding taxes in respect of the Unvested Stock and Vested Stock and to take all such other action as FEDC and its subsidiaries deem necessary to satisfy all obligations for the payment of such withholding taxes. The ultimate liability for all income tax, social insurance, payroll tax, or other tax-related withholding is and remains the Employee Optionholder’s responsibility and FEDC and its subsidiaries makes no representation or undertakings regarding the treatment of any income tax, social insurance, payroll tax, or other tax-related withholding in connection with the grant or vesting of the Unvested Stock and Vested Stock or the subsequent sale of any such shares.

(f)

The Employee Optionholder acknowledges that the Employee Optionholder’s obligations under this Letter Agreement are unique, recognizes and affirms that in the event of a breach of this Letter Agreement by the Employee Optionholder, money damages will be inadequate and FEDC will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed by the Employee Optionholder in accordance with their specific terms or were otherwise breached.

Accordingly, FEDC shall be entitled to an injunction or restraining order to prevent breaches of this Letter Agreement by the Employee Optionholder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Letter Agreement, at law or in equity.

(g)

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Notwithstanding the foregoing, the Board may waive the restrictions contained in this Letter Agreement in its sole discretion; provided, however, that any waiver must apply to all Employee Optionholders with Letter Agreements.

(h)

This Letter Agreement shall be binding on the Employee Optionholder and its successors, heirs and assigns and permitted transferees. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement. All agreements contained in this Letter Agreement shall be for the sole benefit of the parties hereto and their successors and assigns.

(i)

This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(j)

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

(k)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

(l)

From time to time, at FEDC’s request and without further consideration (but at the FEDC’s reasonable cost and expense), the Employee Optionholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Letter Agreement.

(m)	In addition, this Letter Agreement shall automatically terminate and be of no further force and effect on the date, if any, the BCA is terminated for any reason prior to the consummation thereof.

[Signature Page Follows]

Sincerely,

[Signature Page to Lock-Up Agreement]

Acknowledged and Agreed: Fintech Ecosystem Development Corp.

By:
Name:
Title:

Exhibit A

STOCK POWER AND ASSIGNMENT

SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                     ,                     (                ) shares of Common Stock of Fintech Ecosystem Development Corp., a Delaware corporation, standing in the undersigned’s name on the books of said corporation represented by certificate number(s)                , and does hereby irrevocably constitute and appoint                    as attorney-in-fact, with full power of substitution, to transfer said stock on the books of said corporation.

This Stock Power and Assignment Separate from Certificate is being executed in conjunction with the terms of an Employee Optionholder Lock-Up and Unvested Stock Agreement dated as of                 (the “Letter Agreement”). The undersigned hereby acknowledges that the undersigned has received a copy of the Letter Agreement and agrees to be bound by its terms.

Dated:

Signature:

Printed Name:

INSTRUCTIONS: Please do not complete any blanks other than the “Signature” and “Printed Name” lines. Do not insert the Date on this assignment.